Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES CLOSING OF

PRIVATE OFFERING OF SENIOR NOTES

DENVER, November 23, 2011 — /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (“Kodiak”) (NYSE: KOG) today announced the closing of its private offering of $650 million in aggregate principal amount of senior notes due 2019 in a private placement to eligible investors. The notes bear interest at 8.125% per annum and were issued at a price of 100% of their face amount.

The net proceeds of the offering, after deducting initial purchaser discounts and commissions, were approximately $633.8 million. Kodiak intends to use the net proceeds of the offering, together with other sources of liquidity (i) to finance the previously announced proposed acquisition of interests in approximately 50,000 net acres of oil and gas properties and related assets in the Williston Basin, North Dakota, (ii) to repay all of the outstanding debt under Kodiak’s first lien credit agreement, to repay all of the outstanding debt under its second lien credit agreement and to pay related fees, premiums and expenses, (iii) to fund capital expenditures for drilling, development and infrastructure, principally in the Bakken play located in North Dakota and (iv) for general corporate purposes, including financing the potential acquisition of oil and gas properties in certain core areas, such as the Bakken play. The net proceeds of the offering, together with other amounts, will go into escrow pending the consummation of the proposed acquisition, at which time all amounts will be released to Kodiak.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.  Any offers of the securities were made only by means of a private offering circular.  The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the expected use of proceeds from the offering. All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.